Exhibit 10.4

ANGIODYNAMICS, INC

RESTRICTED STOCK AGREEMENT

This sets forth the terms of the RESTRICTED STOCK AGREEMENT (“Agreement”) entered into and effective as of January 19, 2009 (“Effective Date”), by and between AngioDynamics, Inc. (“Company”), and Jan Keltjens, an employee of the Company (“Grantee”).

TERMS

1.         Restricted Stock Grant.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee, and the Grantee accepts, 90,000 shares of common stock of the Company (“Restricted Stock”).

2.         Restrictions.

a.           The shares of Restricted Stock are awarded to the Grantee on the condition that the Grantee become and remain an employee of the Company, or any parent or subsidiary of the Company, during the “Forfeiture Period,” which shall begin on the date Grantee commences employment with the Company (the “Effective Date”) and shall expire in the manner described below.

b.           The Forfeiture Period for the shares of Restricted Stock awarded pursuant to this Agreement shall expire in respect to 25 percent of the number of shares set forth in paragraph 1 as of the first anniversary of Effective Date.

c.           The Forfeiture Period for the shares of Restricted Stock awarded pursuant to this Agreement shall expire in respect to an additional 25 percent of the number of shares set forth in paragraph 1 as of the second anniversary of the Effective Date.

d.           The Forfeiture Period for the shares of Restricted Stock awarded pursuant to this Agreement shall expire in respect to an additional 25 percent of the number of shares set forth in paragraph 1 as of the third anniversary of the Effective Date.

e.           The Forfeiture Period for the shares of Restricted Stock awarded pursuant to this Agreement shall expire in respect to the remaining 25 percent of the number of shares set forth in paragraph 1 as of the fourth anniversary of the Effective Date.

f.           Notwithstanding the foregoing of this paragraph 2, the Forfeiture Period shall expire as to all of the shares of the Restricted Stock in the event that a “Change in Control”, as defined in the Company’s 2004 Stock and Incentive Award Plan, occurs while the Grantee is employed by the Company.

3.         Termination.  Except as provided in paragraphs 3(a), (b) and (c) below, if the Grantee’s employment with the Company (or any parent or subsidiary) terminates prior to the expiration of the Forfeiture Period, the Grantee shall, on the date employment terminates, forfeit and surrender to the Company the number of shares of Restricted Stock with respect to which the Forfeiture Period is in effect on the date employment terminates.

a.           If the Grantee dies, or terminates employment with the Company (or any parent or subsidiary) because of disability, before the expiration of the Forfeiture Period, the Forfeiture Period on the Restricted Stock granted pursuant to this Agreement shall expire on the date of death, or on the date that employment terminates because of disability, provided such date is not less than one year subsequent to the Effective Date.  If the date of death or disability is within one year of the Effective Date, the Board of Directors of the Company, in its sole discretion, may waive the Forfeiture Period as to any or all of the Restricted Stock.

b.           Notwithstanding the forgoing, the Board of Directors of the Company shall have the authority at any time to accelerate the time at which any or all or the restrictions set forth in this Agreement with respect to any or all shares of the Restricted Stock granted pursuant to under this Agreement shall expire.

4.         Escrow.  The certificate(s) of Restricted Stock awarded to the Grantee shall be retained in escrow by the Company (or its designee) until the expiration of the Forfeiture Period, at which time(s) certificate(s) shall be delivered by the Company (or its designee) to the Grantee.  If shares of Restricted Stock are forfeited, the applicable certificate(s) of Restricted Stock shall be canceled of record.

5.         Incidents of Ownership.  During the Forfeiture Period, the shares of Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, and the Grantee agrees not to sell, exchange, transfer, pledge or otherwise dispose of any of such shares, or attempt to do so, during the Forfeiture Period.  During the Forfeiture Period, the Grantee shall have all other rights of a shareholder with respect to shares of Restricted Stock, including the right to vote such shares at any meeting of shareholders of common stock of the Company and the right to receive all dividends paid with respect to such shares, subject, however, to the restrictions set forth in this Agreement.

6.         No Right To Continued Employment.  This Agreement shall not confer upon the Grantee any right to continued employment with the Company (or any parent or subsidiary) nor shall it interfere, in any way, with the right of the Company to modify the Grantee’s compensation, duties, and responsibilities, or the Company’s authority to terminate the Grantee’s employment.

7.         Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Company may make such adjustment equitably required in the number and kind of shares of Restricted Stock issued pursuant to this Agreement.  Such adjustment shall be final and binding on the Company and the Grantee.

8.         Withholding.  The Company shall have the right to deduct any sums that federal, state or local tax laws require to be withheld upon the grant of Restricted Stock or upon the expiration of the Forfeiture Period.  In the alternative, the Grantee shall be required to pay to the Company for deposit with the appropriate taxing authority, any amounts that federal, state or local tax laws require to be withheld upon the grant of Restricted Stock or upon the expiration of the Forfeiture Period.

9.         Notices.  All notices and communications under this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the residence of the Grantee and to the principal office of the Company, or such other address as may be designated by the Company or the Grantee.  Notice shall be deemed given upon personal delivery or upon receipt.

10.       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, and the heirs, successors and assigns of the Grantee.

11.       Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York.  The Grantee agrees to accept as binding, conclusive and final all decisions and interpretations of the Board of Directors Company with respect to any questions that may arise under this Agreement.

12.       Acknowledgments by Grantee.  The Grantee acknowledges that the Grantee has been advised, and that the Grantee understands, that:

a.           the grant of Restricted Stock pursuant to this Agreement may be become subject to applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act of 1933 (“Rule 144”) and Section 16 of the Exchange Act (“Section 16”); and

b.           shares may become subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

The Board of Directors of the Company has caused this Agreement to be executed by a duly authorized officer of the Company, and the Grantee has executed this Agreement, both as of the day and year first written above.

ANGIODYNAMICS, INC.

By:	Vincent A. Bucci
Name: Vincent A. Bucci
Title: Chairman of the Board of Directors

GRANTEE

/s/ Jan Keltjens
Jan Keltjens